Exhibit 3.1

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

HEWITT ASSOCIATES, INC.

The original Certificate of Incorporation of HEWITT ASSOCIATES, INC. was filed with the Secretary of State of Delaware on March 1, 2002 under the name of Hewitt Associates, Inc. An Amended and Restated Certificate of Incorporation was filed on May 31, 2002. This Second Amended and Restated Certificate of Incorporation, which amends and restates the Certificate of Incorporation, as amended to date, as set forth below, was duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware.

FIRST: The name of the Corporation is Hewitt Associates, Inc.

SECOND: The registered office of the Corporation in the State of Delaware shall be located at Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, County of New Castle. The name of its registered agent shall be The Corporation Trust Company.

THIRD: The purposes of the Corporation are to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is 760,000,000 consisting of (a) 750,000,000 shares of Class A Common Stock, par value $.01 per share (the “Common Stock”), and (b) 10,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”).

(A) Common Stock

(1) Dividends on Common Stock. Subject to the powers, rights, privileges, preferences and priorities of the Preferred Stock, dividends may be paid on the Common Stock as and when declared by the Board of Directors of the corporation out of any funds of the Corporation legally available for the payment of dividends.

(2) Treatment of Common Stock on Liquidation. Subject to the prior and superior right, if any, of the Preferred Stock, the holders of Common Stock shall be entitled to share ratably upon any liquidation, dissolution or winding up of the affairs of the Corporation (whether voluntary or involuntary) in all assets of the Corporation. Neither the consolidation nor the merger of the Corporation with or into another corporation or corporations, nor a reorganization of the Corporation, nor the sale or transfer by the Corporation of all or any part of its assets, shall be deemed to be a liquidation, dissolution or winding up of the Corporation for the purposes of this subparagraph (2).

(3) Voting Rights of Common Stock. Except as otherwise provided by the Delaware General Corporation Law and subject in all cases to the voting rights, if any, of the holders of Preferred Stock, all of the voting power of the stockholders of the Corporation shall be vested in the holders of the Common Stock, and each holder of Common Stock shall be entitled to one vote for each share held by such holder with respect to all matters voted on by the stockholders of the Corporation.

(4) Residual Rights. All rights accruing to the outstanding shares of the Corporation not expressly provided for to the contrary herein (or in any amendment hereto) shall be vested in the Common Stock.

(5) Preemptive Rights. No holder of Common Stock shall have any preemptive rights with respect to the Common Stock or any other securities of the Corporation, or to any obligations convertible (directly or indirectly) into securities of the Corporation whether now or hereafter authorized.

(B) Preferred Stock.

Subject to any limitation prescribed by law or this Certificate of Incorporation, the Board of Directors of the Corporation is expressly authorized to provide for the issuance of the shares of Preferred Stock in one or more classes or one or more series of stock within any class, and by filing a certificate pursuant to applicable law of the State of Delaware, to establish or change from time to time the number of shares to be included in each such class or series, and to fix the designation, voting powers, preferences, qualifications, privileges and rights of the shares of each such class or series and any qualifications, limitations and restrictions thereof. The Board of Directors shall have the right to determine or fix one or more of the following with respect to each class or series of such Preferred Stock:

(1) The distinctive class or serial designation and the number of shares constituting such class or series;

(2) The dividend rates or the amount of dividends to be paid on the shares of such class or series, whether dividends shall be cumulative and, if so, from which date or dates, the payment date or dates for dividends, and the participating and other rights, if any, with respect to dividends;

(3) The voting powers, full or limited, if any, of the shares of such class or series;

(4) Whether the shares of such class or series shall be redeemable and, if so, the price or prices at which, and the terms and conditions on which, such shares may be redeemed;

(5) The amount or amounts payable upon the shares of such class or series and any preferences applicable thereto in the event of voluntary liquidation, dissolution or winding up of the Corporation;

(6) Whether the shares of such class or series shall be entitled to the benefit of a sinking or retirement fund to be applied to the purchase or redemption of such shares, and if so entitled, the amount of such fund and the manner of its application, including the price or prices at which such shares may be redeemed or purchased through the application of such fund;

(7) Whether the shares of such class or series shall be convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock of the Corporation and, if so convertible or exchangeable, the conversion price or prices, or the rate or rates of exchange, and the adjustments thereof, if any, at which such conversion or exchange may be made, and any other terms and conditions of such conversion or exchange;

(8) The price or other consideration for which the shares of such class or series shall be issued;

(9) Whether the shares of such class or series which are redeemed or converted shall have the status of authorized but unissued shares of preferred stock and whether such shares may be reissued as shares of the same or any other class or series of stock; and

(10) Such other powers, preferences, rights, qualifications, limitations and restrictions thereof as the Board of Directors of the Corporation may deem advisable.

Subject to the authority of the Board of Directors as set forth in clause (9) above, any shares of Preferred Stock shall, upon reacquisition thereof by the Corporation, be restored to the status of authorized but unissued Preferred Stock under this section (B).

FIFTH: The names and mailing address of the incorporators are as follows:

Incorporators	Address
John M. Ryan	Hewitt Associates, Inc.
C. Lawrence Connolly, III	100 Half Day Road
Lincolnshire, IL 60069

SIXTH: Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

SEVENTH: No person who is or was a director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for, and only to the extent of, liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit. No amendment to or repeal of, or adoption of any provision of this Certificate of Incorporation inconsistent with, this Section shall adversely affect the rights and protection afforded to a director of the Corporation under this Section for acts or omissions occurring prior to such amendment to or repeal or adoption of an inconsistent provision. If the General Corporation Law of the State of Delaware hereafter is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended General Corporation Law of the State of Delaware.

EIGHTH: The Corporation, to the full extent permitted by section 145 of the General Corporation Law of the State of Delaware, as amended from time to time, shall indemnify all persons whom it may indemnify pursuant thereto.

NINTH: Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders, of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class or creditors, and/or of the stockholders or class of stockholders, of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

TENTH: The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

ELEVENTH: In exercising the powers granted to it by law, this Certificate of Incorporation, and the Bylaws, the members of the Board of Directors may consider, and act upon their beliefs concerning, the Corporation’s long-term financial and other interests, and may take into account, among other factors, the social, economic and legal effects of the Corporation’s actions upon all constituencies having a relationship with the Corporation, including without limitation, its stockholders, employees, clients, suppliers, consumers and the community at large, so long as all actions and decisions reflecting such considerations are reasonably calculated to be in the interests of the stockholders of the Corporation.

TWELFTH: (a) In addition to any affirmative vote that may be required by law, this Certificate of Incorporation or the Bylaws of the Corporation, and except as otherwise expressly provided in paragraph (b) of this Article Twelfth;

(i) any merger or consolidation of the Corporation or any subsidiary of the Corporation with or into (each term as defined below) (A) any Related Person or (B) any Person that is an Affiliate of a Related Person; or

(ii) any sale, lease, exchange, transfer or other disposition by the Corporation to any Related Person or any Affiliate of any Related Person of all or substantially all of the assets of the Corporation; or

(iii) any reclassification of securities (including any reverse stock split) or recapitalization of the Corporation for which the approval of stockholders of the Corporation is otherwise required, or any merger, consolidation or share exchange of the Corporation with any of its subsidiaries for which the approval of stockholders of the Corporation is otherwise required, which has the effect, either directly or indirectly, of increasing by more than 1% the proportionate share of the outstanding Common Stock or Voting Stock Beneficially Owned (as defined below) by any Related Person or any Affiliate of any Related Person; or

(iv) any dissolution of the Corporation voluntarily caused or proposed by or on behalf of a Related Person or any Affiliate of any Related Person;

shall, in each case, require the affirmative vote of shares representing not less than 75% of the votes entitled to be cast by the Voting Stock, voting together as a single class with respect to such Business Combination. Such affirmative vote shall be required, notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified, by law, elsewhere in this Certificate of Incorporation, in the Bylaws of the Corporation or in any agreement with any national securities exchange or otherwise.

(b) The provisions of paragraph (a) of this Article Twelfth shall not be applicable to any particular Business Combination, and such Business Combination shall require only such affirmative vote as is required by law, the Bylaws of the Corporation and any other provision of the Certificate of Incorporation, if all of the conditions specified in either of the following paragraph (b)(i) or (b)(ii) are met:

(i) the cash, property, securities or other consideration to be received per share by holders of the Common Stock in the Business Combination is either (A) the same in form and amount per share as the highest consideration paid by the Related Person in a tender or exchange offer in which such Related Person acquired at least 30% of the outstanding Common Stock and which was consummated not more than one year prior to the date of such Business Combination, or if earlier, the entering into of a definitive agreement providing therefor, in either case as adjusted for any subsequent stock split, stock dividend, subdivision or reclassification with respect to such Common Stock, or (B) not less in amount (as to cash) or Fair Market Value (as to consideration other than cash) as of the date of the determination of the Highest Per Share Price (as to property, securities or other consideration) than the Highest Per Share Price; provided that, in the event of any Business Combination in which the Corporation survives, any shares retained by the holders thereof shall constitute consideration other than cash for purposes of this Article Twelfth, paragraph (b)(i);or

(ii) a majority of the Continuing Directors shall have expressly approved such Business Combination either in advance of or subsequent to such Related Person’s having become a Related Person.

In the case of any Business Combination with a Related Person to which paragraph (b)(ii) of this Article Twelfth above does not apply, a majority of the Continuing Directors, promptly following the request of a Related Person, shall determine the Highest Per Share Price for each class or series of stock of the Corporation. Such determination shall be announced not less than five days prior to the meeting at which holders of shares vote on the Business Combination. Such determination shall be final, unless the Related Person becomes the Beneficial Owner of additional shares of Common Stock after the date of the earlier determination, in which case the Continuing Directors shall make a new determination as to the Highest Per Share Price for each class or series of shares prior to the consummation of the Business Combination. A Related Person shall be deemed to have acquired a share at the time that such Related Person became the Beneficial Owner thereof. With respect to shares owned by Affiliates, Associates and other Persons whose ownership is attributable to a Related Person, if the price paid by such Related Person for such shares is not determinable by a majority of the Continuing Directors, the price so paid shall be deemed to be the higher of (i) the price paid upon the acquisition thereof by the Affiliates, Associate or other Person or (ii) the Fair Market Value of the shares in question at the time when the Related Person became the Beneficial Owner thereof.

(c) For purposes of this Article Twelfth and notwithstanding anything to the contrary set forth in this Certificate of Incorporation:

(i) The term “Affiliate,” used to indicate a relationship to a specified Person, shall mean a Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

(ii) The term “Associate,” used to indicate a relationship with a specified Person, shall mean (A) any corporation, partnership, limited liability company, association, joint venture or other organization (other than the Corporation or any wholly owned subsidiary of the Corporation) of which such specified Person is director, officer or partner or is, directly or indirectly, the Beneficial Owner of 10% or more of any class of equity securities; (B) any trust or other estate in which such specified Person has a beneficial interest of 10% or more as to which such specified Person serves as trustee or in a similar fiduciary capacity; (C) any Person who is a director or officer of such specified Person or any of its parents or subsidiaries (other than the Corporation or any wholly owned subsidiary of the Corporation); and (D) any relative or spouse of such specified Person or of any of its Associates, or any relative of any such spouse, who has the same home as such specified Person or such Associate.

(iii) A Person shall be a “Beneficial Owner” of any stock (A) which such Person or any of its Affiliates or Associates beneficially owns, directly or indirectly; or (B) which such Person or any of its Affiliates or Associates has, directly or indirectly, (1) the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, provided, that a Person shall not be deemed the Beneficial Owner of stock tendered pursuant to a tender or exchange offer made by such Person or any of such Person’s Affiliates or Associates until such tendered stock is accepted for purchase or exchange, or (2) the right to vote pursuant to any agreement, arrangement or understanding, provided, that a Person shall not be deemed the Beneficial Owner of any stock because of such Person’s right to vote such stock if the agreement, arrangement or understanding to vote such stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to 10 or more Persons; or (C) which is beneficially owned, directly or indirectly, by any other Person, with which such Person or any of its Affiliates or

Associates has any agreement, arrangements or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in clause (B)(2) of this paragraph) or disposing of such stock; or (D) of which such Person would be the Beneficial Owner pursuant to the terms of Rule 13d-3 of the Exchange Act, as amended. Stock shall be deemed “Beneficially Owned” by the Beneficial Owner or Owners thereof.

(iv) The term “Business Combination” shall mean any transaction which is referred to in any one or more of clauses (i) through (iv) of paragraph (a) of this Article Twelfth.

(v) The term “Continuing Director” shall mean, with respect to a Business Combination with a Related Person, any director of the Corporation who is unaffiliated with the Related Person and was a director prior to the time that the Related Person became a Related Person, and any successor of a Continuing Director who is unaffiliated with the Related Person and is recommended or nominated to succeed a Continuing Director by a majority of the Continuing Directors. Without limiting the generality of the foregoing, a director shall be deemed to be affiliated with a Related Person if such director (A) is a partner, officer, director or employee of such Related Person; (B) is an Affiliate or Associate of such Related Person; (C) is a relative or spouse of such Related Person or of any such partner, officer, director, Affiliate or Associate; (D) performs services, or is a partner, member, officer, director, employee, greater than 5% stockholder or other equity owner of any organization (other than the Corporation and its subsidiaries) which performs services for such Related Person or any Affiliate of such Related Person, or is a relative or spouse of any such Person; or (E) was nominated for election as a director by such Related Person.

(vi) The term “Fair Market Value” shall mean, in the case of securities, the average of the closing sales prices during the 30-day period immediately preceding the date in question of such security on the principal United States securities exchange registered under the Securities Exchange Act of 1934, as amended, on which such security is listed (or the composite tape therefor) or, if such securities are not listed on any such exchange, the average of the last reported sales price (if so reported) or the closing bid quotations with respect to such security during the 30-day period preceding the date in question on the New York Stock Exchange or, if no such quotations are available, the fair market value on the date in question of such security as determined in good faith by a majority of the Continuing Directors; and in the case of property other than cash or securities, the fair market value of such property on the date in question as determined in good faith by a majority of the Continuing Directors.

(vii) The term “Highest Per Share Price” shall mean, with respect to a Related Person, the highest price that can be determined to have been paid or agreed to be paid for any share or shares of the Common Stock or Voting Stock by such Related Person in a transaction that either (1) resulted in such Related Person’s Beneficially Owning 15% or more of the Common Stock or Voting Stock outstanding or (2) was effected at a time when such Related Person Beneficially Owned 15% or more of the Common Stock or Voting Stock outstanding, in either case occurring not more than one year prior to the date of the Business Combination. In determining the Highest Per Share Price, appropriate adjustment will be made to take into account (w) distributions paid or payable in stock, (x) subdivisions of outstanding stock, (y) combinations of shares of stock into a smaller number of shares and (z) similar events.

(viii) The term “Person” shall mean any individual, corporation, limited liability company, association, partnership, joint venture, trust, estate or other entity or organization.

(ix) The term “Related Person” shall mean any Person (other than the Corporation or any subsidiary of the Corporation and other than any profit sharing, employee ownership or other employee benefit plan of the Corporation or any subsidiary of the Corporation or any trustee of or fiduciary with respect to any such plan when acting in such capacity) who or which (A) is the Beneficial Owner of 15% or more of the Common Stock or Voting Stock outstanding; or (B) is an Affiliate of the Corporation and at any time within the two-year period immediately prior to the date in question was the Beneficial Owner of 15% or more of the Common Stock or Voting Stock outstanding. For the purposes of determining whether a Person is a Related Person, the number of shares of any class or series deemed to be outstanding shall include shares of such class or series of which the Person is deemed the Beneficial Owner, but shall not include any other shares which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, otherwise. Notwithstanding anything to the contrary herein, Hewitt Holdings, L.L.C., its successors or assignees, its Affiliates or Associates and any Person who receives Beneficial Ownership of 15% or more of the outstanding Common Stock directly from any of the foregoing Persons shall not be deemed to be Related Persons.

(x) The term “Voting Stock” shall mean the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors.

(d) Nothing contained in this Article Twelfth shall be construed to relieve any Related Person from any fiduciary obligation imposed by law.

(e) The fact that any Business Combination complies with the provisions of Subsection (b) of this Article does not and shall not be construed to impose any fiduciary duty, obligation or responsibility on the Board of Directors, or any member thereof, to approve such Business Combination or recommend its adoption or approval to the stockholders of the Corporation, nor shall such compliance limit, prohibit or otherwise restrict in any manner the Board of Directors, or any member thereof, with respect to evaluations of or actions and responses taken with respect to such Business Combination.

THIRTEENTH: No action required to be taken or which may be taken at any annual or special meeting of the stockholders of the Corporation may be taken without a meeting, and the power of the stockholders to consent in writing, without a meeting, to the taking of any action is specifically denied.

FOURTEENTH: In furtherance and not in limitation of the powers conferred by the laws of the state of Delaware, the Board of Directors is authorized to adopt, amend or repeal the Bylaws of the Corporation. No amendment, modification or waiver shall be binding or effective with respect to any provision of this Certificate of Incorporation hereof without the approval of the holders of a majority of the Common Stock outstanding at the time such action is taken; provided, however, any amendment, alteration, modification or repeal of the provisions of Article Eleventh or Article Twelfth shall require the approval of the holders of two-thirds of the Common Stock outstanding at the time such action is taken.

IN WITNESS WHEREOF, HEWITT ASSOCIATES, INC. has caused this Second Amended and Restated Certificate of Incorporation to be executed this 31st day of January, 2007.

HEWITT ASSOCIATES, INC.

By:	/s/ John M. Ryan
Title:	Senior Vice President